CONTACT:
Jeffrey Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION ANNOUNCES
THIRD QUARTER AND NINE MONTH 2007 FINANCIAL RESULTS

Declares Dividend of $0.50
Achieves Net Income of $10.9 million
Contracted 2008 Revenue of $191.8 Million

New York, New York, October 31, 2007 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and nine months ended September 30, 2007.

Financial Review:  2007 Third Quarter

The Company had net income of $10.9 million, or $0.36 basic and $0.35 diluted earnings per share, for the three months ended September 30, 2007 compared to net income of $24.0 million, or $0.78 basic and $0.76 diluted earnings per share, for the three months ended September 30, 2006. The decrease in net income was principally the result of lower voyage revenues attributable to a generally lower rate environment in the third quarter of 2007.  The impact of lower rates on the Company was mitigated by the Company's increased time charter coverage at rates above current spot rates.  Results for the 2007 period also reflected higher interest expense due to increased borrowings to fund our $15.00 special dividend in March 2007 and increased off-hire days due to longer then anticipated drydockings and one accelerated drydocking in the third quarter of 2007.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, “During the third quarter of 2007, we continued to benefit from the strategic decision we made over a year ago to place a significant portion of our fleet on accretive time charters.  The considerable success we have had in this important area is testimony to our strong reputation in the industry and unrelenting focus on effectively managing the Company’s assets through the shipping cycles. Complementing our solid results for the third quarter, we declared a third quarter dividend of $0.50 per share, our third consecutive dividend under the Company’s fixed annual dividend of $2.00 per share.  Including this quarterly dividend and the $15 special dividend we paid on March 23, 2007, General Maritime has distributed dividends of $24.78 per share to shareholders since 2005.  With 70% time charter coverage for our fleet on the water, we have contracted revenues of $191.8 million for 2008, which positions the Company well for our $2.00 fixed dividend target while maintaining upside potential to benefit from any rate increases in the future.”

Included in net income of $10.9 million are a $3.4 million unrealized non-cash gain associated with the change in fair value of our freight derivative as well as a $1.3 million gain associated with monthly cash settlements of our freight derivative, both of which are included in Other (income) expense.

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 12.2% to $49.1 million for the three months ended September 30, 2007 compared to $55.9 million for the three months ended September 30, 2006.  EBITDA for the three months ended September 30, 2007 was $31.0 million compared to $34.0 million for the three months ended September 30, 2006 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $18.5 million for the three months ended September 30, 2007 compared to $15.6 million for the prior year period.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased by 15.9% to $30,176 per day for the three months ended September 30, 2007 from $35,886 for the prior year period.  The Company’s average rates for vessels on spot charters decreased by 51.9% to $18,246 for the three months ended September 30, 2007 compared to $37,994 for the prior year period.

Total vessel operating expenses, which are direct vessel expenses and general and administrative expenses, increased 7.1% to $22.6 million for the three months ended September 30, 2007 from $21.0 million for the three months ended September 30, 2006. Direct vessel operating expenses increased 15.5% to $12.7 million from $11.0 million, while general and administrative expenses remained flat at $9.9 for the same periods. The average size of General Maritime’s fleet increased 7.8% to 19.4 vessels in the third quarter of 2007 from 18 vessels in the prior year period. On a daily basis, direct vessel operating expenses increased 7.2% to $7,125 during the quarter ended September 30, 2007 compared to $6,645 for the prior year period.  This increase can be attributed to cost associated with bringing the technical management of two of our Aframax vessels in-house and the write off of certain expenses reflecting insurance claim deductibles as well as increased premiums reflecting the increased value of our fleet.

Financial Review: Nine Months 2007

Net income was $39.4 million or $1.29 basic and $1.25 diluted earnings per share, for the nine months ended September 30, 2007 compared to $134.4 million, or $4.24 basic and $4.13 diluted earnings per share, for the nine months ended September 30, 2006. Net voyage revenues decreased 16.0% to $161.9 million for the nine months ended September 30, 2007 compared to $192.9 million for the nine months ended September 30, 2006.  EBITDA was $91.6 million for the nine months ended September 30, 2007 compared to $165.0 million for the nine months ended September 30, 2006.  Net cash provided by operating activities was $79.6 million for the nine months ended September 30, 2007 compared to $135.4 million for the prior year period.  TCE rates obtained by the Company’s fleet decreased 4.4% to $33,002 per day for the nine months ended September 30, 2007 from $34,508 for the prior year period. Total vessel operating expenses remained relatively flat at $70.3 million for the nine months ended September 30, 2007 compared to $70.7 million for the prior year period, and daily direct vessel operating expenses rose 9.3% to $6,777 for the nine month period ending September 30, 2007 from $6,203 from the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the periods indicated below.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and nine month periods ended September 30, 2007 and 2006.

	Three months ended		Nine months ended
	September-07	September-06	September-07	September-06

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$56,115	$77,648	$187,078	$259,363
Voyage expenses	(7,018)	(21,738)	(25,106)	(66,426)
Net voyage revenues	49,097	55,910	161,972	192,937
Direct vessel expenses	12,690	11,004	35,275	36,460
Other Expense	-	-	-	2,430
General and administrative expenses	9,935	9,971	35,070	34,210
Depreciation and amortization	12,532	10,793	37,076	31,196
Loss (gain) on sale of vessels	184	503	349	(46,041)
Operating income	13,756	23,639	54,202	134,682
Net interest (income) expense	7,582	(754)	15,120	(622)
Other (income) expense	(4,758)	398	(295)	881
Net Income	$10,932	$23,995	$39,377	$134,423

Basic earnings per share	$0.36	$0.78	$1.29	$4.24

Diluted earnings per share	$0.35	$0.76	$1.25	$4.13

Weighted average shares outstanding, thousands	30,317	30,927	30,636	31,728
Diluted average shares outstanding, thousands	31,107	31,749	31,447	32,516

BALANCE SHEET DATA, at end of period	September-07	December-06
(Dollars in thousands)
Cash	$32,355	$107,460
Current assets, including cash	58,575	137,865
Total assets	812,949	843,690
Current liabilities, including current portion of long-term debt	20,597	27,147
Current portion of long-term debt	-	-
Total long-term debt, including current portion	545,000	50,000
Shareholders' equity	243,112	763,913

	Three months ended		Nine months ended
	September-07	September-06	September-07	September-06
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$31,046	$34,034	$91,573	$164,997
Net cash provided by operating activities	18,510	15,587	79,631	135,392
Net cash provided (used) by investing activities	(38,353)	(4,788)	(80,601)	294,083
Net cash provided (used) by financing activities	15,246	(30,058)	(74,135)	(442,011)
Capital expenditures
Vessel sales (purchases), including deposits	(36,338)	(4,367)	(77,298)	296,423
Drydocking or capitalized survey or improvement costs	(1,896)	(3,802)	(4,633)	(6,879)
Weighted average long-term debt	508,315	41,250	369,084	106,010

FLEET DATA
Total number of vessels at end of period	20	18	20	18
Average number of vessels (2)	19.4	18.0	19.1	21.5
Total voyage days for fleet (3)	1,627	1,558	4,908	5,591
Total time charter days for fleet	1,274	338	3,491	1,621
Total spot market days for fleet	353	1,220	1,417	3,970
Total calendar days for fleet (4)	1,781	1,656	5,205	5,878
Fleet utilization (5)	91.4%	94.1%	94.3%	95.1%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$30,177	$35,886	$33,002	$34,508
Direct vessel operating expenses per vessel (7)	7,125	6,645	6,777	6,203
General and administrative expense per vessel (8)	5,578	6,021	6,738	5,820
Total vessel operating expenses (9)	12,703	12,666	13,514	12,023
EBITDA (10)	17,432	20,552	17,593	28,070

	Three months ended		Nine months ended
	September-07	September-06	September-07	September-06
EBITDA Reconciliation
Net Income	$10,932	$23,995	$39,377	$134,423
+ Net interest (income) expense	7,582	(754)	15,120	(622)
+ Depreciation and amortization	12,532	10,793	37,076	31,196
EBITDA	$31,046	$34,034	$91,573	$164,997

(1)  EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping in
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that peri
(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate  surveys.
(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage d
(7) Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.
(8) Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.
(9) Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels.  Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.
(10) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of October 31, 2007, General Maritime Corporation’s fleet on the water was comprised of 20 wholly owned tankers, consisting of 10 Aframax and 10 Suezmax tankers with a total carrying capacity of approximately 2.6 million deadweight tons, or dwt.  The average age of the Company’s fleet as of September 30, 2007 by dwt, excluding the newbuilding contracts, was 8.7 years compared to 8.8 years as of September 30, 2006.  At September 30, 2007, the average age of the Company’s Aframax tankers was 12.1 years and the average age of the Company’s Suezmax tankers was 6.5 years.

Since June 30, 2007 General Maritime Corporation raised its time charter coverage to 14 vessels or vessel equivalents equating to 70% of its fleet, consisting of 4 Aframax tankers and 10 Suezmax tankers. Thirteen of those vessels are on 3 year time charters. The Company expects these 13 three year time charter contracts plus an additional three year synthetic time charter entered into in the second quarter of 2006 to provide $191.8 million in contracted 2008 annual revenue. Currently, 6 of General Maritime Corporation’s Aframax tankers and 1 of its Suezmax tankers are operating on the spot market. The table below outlines which vessels are on time charter, at what rate, and when the contracts are set to expire

Vessel	Vessel Type	Expiration Date	Daily Rate (1)
Genmar Agamemnon	Aframax	November 10, 2007	$34,000
Genmar Hope	Suezmax	August 13, 2009	$36,500
Genmar Spyridon	Suezmax	October 12, 2009	$38,500
Genmar Princess	Aframax	October 24, 2009	$27,750
Genmar Phoenix	Suezmax	November 1, 2009	$38,500
Genmar Ajax (2)	Aframax	December 1, 2009	$34,000
Genmar Defiance	Aframax	December 25, 2009	$29,500
Genmar Argus	Suezmax	January 6, 2010	$38,500
Genmar Horn	Suezmax	January 23, 2010	$38,500
Genmar Orion	Suezmax	June 1, 2010	$38,000
Genmar Harriet G.	Suezmax	June 1, 2010	$38,000
Genmar Kara G.	Suezmax	June 1, 2010	$38,000
Genmar George T	Suezmax	August 30, 2010	$39,000
Genmar St. Nikolas (3) (4)	Suezmax	February 15, 2011	$39,000

(1) Before brokers' commissions.
(2) Rate is reduced to $29,500 per day on 12/1/07 and further reduced to $25,000 per day on 12/1/08.
(3) Vessel expected to commence time charter upon delivery from the shipyard.
(4) Vessel delivery date is an estimate based upon information provided by the shipyard. Vessel may be delayed.

Q3 2007 Dividend Announcement

On October 31, 2007 the Company’s Board of Directors declared a Q3 2007 quarterly dividend of $0.50 per share payable on or about November 30, 2007 to shareholders of record as of November 16, 2007. Under the Company’s dividend policy, the Company intends to declare quarterly dividends with a target amount of $0.50 per share.  The declaration of dividends and their amount, if any, will depend upon the results of the Company and the determination of the Board of Directors.

Share Repurchase

During the third quarter of 2007 the Company bought back 1.2 million shares at an average price of $24.11 per share under its previously announced share repurchase program. As of October 31, 2007 the Company had 31,739,365 shares of its common stock outstanding.

The Board will periodically review the program. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility.

Mr. Georgiopoulos concluded, “Building on our success of consolidating the industry and returning over $1 billion to shareholders since May 2005, we intend to continue to explore opportunities to further enhance shareholder value.  In support of this critical objective, we currently have approximately $400 million in liquidity which we can use as equity to purchase vessels worth approximately $1 billion in value when our acquisition criteria are met. Complementing our long-term fleet growth, we look forward to taking delivery of our fourth Suezmax double-hull newbuilding in 2008.  In the pursuit of future shareholder value, we will also continue to explore opportunities to further implement our share repurchase program when we believe our stock to be undervalued, while distributing sizeable dividends to shareholders.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East.  General Maritime Corporation currently owns and operates a fleet of 21 tankers – 10 Aframax, 10 Suezmax tankers and 1 Suezmax newbuilding contracts – making it one of the largest mid-sized tanker companies in the world, with a carrying capacity of approximately 2.8 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Thursday, November 1, 2007 at 10:00a.m. Eastern Time to discuss its 2007 third quarter financial results.  To access the conference call, dial (719) 325-4801 and enter the passcode 6748250.  A replay of the conference call can also be accessed until November 15, 2007, by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 6748250.  The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com.  The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; delays in the construction or delivery of contracted newbuildings; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends a result, the amount of dividends the amount of dividends actually paid may vary from the amounts currently estimated.

	THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		September-07	September-06		September-07	September-06		September-07	September-06
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-19.3%	18,848	23,352	-7.1%	30,249	32,558	-12.2%	49,097	55,910
$ 1,000's		38%	42%		62%	58%

Average Daily TCE	-13.2%	24,510	28,237	-20.8%	35,255	44,539	-15.9%	30,177	35,886

Time Charter Revenues	80.4%	14,140	7,839	1502.9%	28,516	1,779	343.5%	42,656	9,618
$ 1,000's		33%	82%		67%	18%

Spot Charter Revenues	-69.7%	4,708	15,513	-94.4%	1,733	30,779	-86.1%	6,441	46,292
$ 1,000's		73%	34%		27%	66%

Calendar Days	0.0%	920	920	17.0%	861	736	7.5%	1,781	1,656
		52%	56%		48%	44%

Vessel Operating Days	-7.0%	769	827	17.4%	858	731	4.4%	1,627	1,558
		47%	53%		53%	47%

Capacity Utilization	-7.0%	83.6%	89.9%	0.3%	99.7%	99.3%	-2.9%	91.4%	94.1%

# Days Vessels on Time Charter	76.4%	508	288	1432.0%	766	50	276.9%	1,274	338
		40%	85%		60%	15%

# Days Vessels on Spot Charter	-51.6%	261	539	-86.5%	92	681	-71.1%	353	1,220
		74%	44%		26%	56%

Average Daily Time Charter Rate	2.3%	27,836	27,219	4.6%	37,227	35,580	17.7%	33,482	28,456

Average Daily Spot Charter Rate	-37.3%	18,039	28,781	-58.3%	18,835	45,197	-51.9%	18,246	37,944

Daily Direct Vessel Expenses	10.6%	7,305	6,602	3.5%	6,933	6,699	7.2%	7,125	6,645
(per Vessel)

Average Age of Fleet at End of Period (Years)		12.1	11.1		6.5	7.0		8.7	8.8

# Vessels at End of Period	0.0%	10.0	10.0	25.0%	10.0	8.0	11.1%	20.0	18.0
		50%	56%		50%	44%

Average Number of Vessels	0.0%	10.0	10.0	17.5%	9.4	8.0	7.8%	19.4	18.0
		52%	56%		48%	44%

DWT at End of Period	0.0%	1,094	1,094	24.5%	1,575	1,265	13.1%	2,669	2,359
1,000's		41%	46%		59%	54%

	NINE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		September-07	September-06		September-07	September-06		September-07	September-06
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-21.7%	75,291	96,173	-10.4%	86,681	96,764	-16.0%	161,972	192,937
$ 1,000's		46%	50%		54%	50%

Average Daily TCE	9.5%	30,032	27,423	-22.2%	36,102	46,432	-4.4%	33,002	34,508

Time Charter Revenues	34.7%	46,313	34,394	3908.9%	71,319	1,779	225.2%	117,632	36,173
$ 1,000's		39%	95%		61%	5%

Spot Charter Revenues	-53.1%	28,978	61,779	-83.8%	15,362	94,985	-71.7%	44,340	156,764
$ 1,000's		65%	39%		35%	61%

Calendar Days	-26.8%	2,730	3,730	15.2%	2,475	2,148	-11.4%	5,205	5,878
		52%	63%		48%	37%

Vessel Operating Days	-28.5%	2,507	3,507	15.2%	2,401	2,084	-12.2%	4,908	5,591
		51%	63%		49%	37%

Capacity Utilization	-2.3%	91.8%	94.0%	0.0%	97.0%	97.0%	-0.9%	94.3%	95.1%

# Days Vessels on Time Charter	0.1%	1,572	1,571	3738.0%	1,919	50	115.4%	3,491	1,621
		45%	97%		55%	3%

# Days Vessels on Spot Charter	-51.7%	935	1,936	-76.3%	482	2,034	-64.3%	1,417	3,970
		66%	49%		34%	51%

Average Daily Time Charter Rate	34.6%	29,461	21,893	4.5%	37,165	35,580	51.0%	33,696	22,315

Average Daily Spot Charter Rate	-2.9%	30,993	31,911	-31.7%	31,872	46,699	-20.8%	31,292	39,487

Daily Direct Vessel Expenses	14.0%	6,849	6,010	5.2%	6,698	6,366	9.3%	6,777	6,203
(per Vessel)

Average Age of Fleet at End of Period (Years)		12.1	11.1		6.5	7.0		8.7	8.8

# Vessels at End of Period	0.0%	10.0	10.0	25.0%	10.0	8.0	11.1%	20.0	18.0
		50%	56%		50%	44%

Average Number of Vessels	-26.5%	10.0	13.6	15.6%	9.1	7.9	-11.2%	19.1	21.5
		52%	63%		48%	37%

DWT at End of Period	0.0%	1,094	1,094	24.5%	1,575	1,265	13.1%	2,669	2,359
1,000's		41%	46%		59%	54%